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Video introduction by Kevin Sellers, Vice President, Director, Investor Relations:
Welcome to the 2011 Intel Shareholder Forum. My name is Kevin Sellers. I’m Vice President of Investor Relations for Intel Corporation. I come to you today from the Intel facilities where . . . we make these. This is a silicon wafer with lots of microprocessors on it. And I’m proud to say that Intel builds the most advanced microprocessors in the world. And I’ll talk a little bit more about our business in just a minute.
This is our third consecutive year using a hybrid approach to our annual shareholder meeting. In addition to our face-to-face live shareholder meeting, we’re also using a virtual online capability that we hope is just as good as if you were attending in person, an environment where you can listen, vote, and submit questions just like you could if attending live.
This year, our annual shareholder meeting is being held on Thursday, May 19th at 8:30 a.m. here in our headquarters in Santa Clara, California. At the meeting, our CEO, Paul Otellini, will present an update on our business strategy and directions, will conduct the normal business, tally the votes on the required items, and, of course, answer questions. In our question and answer session, we’ll be taking questions from the room as well as those submitted through this forum. We hope to see many of you there.
Let’s take a minute and look back at 2010. 2010 was Intel’s best year ever. Revenue was up 24 percent to an all-time high of $43.6 billion. This is the first time Intel ever crossed the $40 billion revenue number. Net income was $11.5 billion, and earnings per share was $2.01 per share.
PCs had a good year in 2010. They grew about 17 percent worldwide. But a particular bright spot I want to highlight for just a moment, and that is our datacenter group. This business was up 35 percent on the year during 2010, and exited the year representing about 22 percent of Intel’s revenue but over one-third of Intel’s profits.

Looking ahead, our strategy is fairly straightforward. If there is a device that computes and connects to the Internet, we want Intel to have the best engine for that device. So this is more than just personal computers and servers. What’s happening is that TVs are becoming smart. They’re connecting and computing.
Phones are now called “smart phones” for a reason, because they’re increasingly compute-intensive. Cars, embedded devices, retail signs, point-of-sale terminals — all matter of devices in our lives are now computing and connecting to the Internet in ways we didn’t imagine even 10 years ago.
So to service this growing demand for compute devices, Intel has three pillars to us — to our strategy. The first is what I mentioned, is to build the most energy-efficient engine on the planet for any device that computes. The second is we want to insure that those devices, those engines, can connect to the Internet in any way our customers choose to do so.
And third, increasingly important is the notion of security. And we want Intel to build engines that are the most secure engines on the planet. So look forward for more announcements in each of these product categories as the year unfolds.
I know an item that’s near and dear to every shareholder of Intel, and that is: What are we doing to return cash to you, the shareholder? Well, during 2010, Intel paid $3.5 billion in dividends, which represents a compound annual growth rate of 34 percent since 2003. The dividend is very important to Intel.
But in addition to the dividend, we’ve also reinitiated a buy-back, which we began — we restarted again in Q4 of last year, and in January of this year we increased our buy-back authorization by an additional $10 billion.

One last thing before I close. Being a good corporate citizen is just good business. Here are a few simple highlights of our social responsibility efforts in 2010.
At Intel, we believe that our longstanding commitment to corporate responsibility creates value for both society and for Intel. The first of these is our people. Intel will continue to invest in our people. In 2010, we invested over $250 million in our employee education and training programs and provided a range of work-life benefits and programs from employee sabbaticals to our Intel Involved volunteer program through which close to 50 percent of all employees participated in last year.
The second is our planet. We invest in driving the energy-efficient performance of our products and continue to be a leader in environmental responsibility. For example, in 2010, Intel continued to be the largest voluntary purchaser of green power in the U.S., according to the EPA. And we worked with a third party to complete nine onsite solar installations in the U.S. and in Israel.
And third, inspiring the next generation. We will continue our strong commitment to empowering and inspiring students to improve the quality and access to education worldwide. Intel has invested over $1 billion to improve education over the past decade and has helped train over nine million teachers through the Intel Teach program. Our investments in education help governments around the world advance economic development and inspire future innovation, innovation which is essential to our future success as a company.
With that, we thank you for your ownership of Intel, we welcome you to our Shareholder Forum, and we look forward to communicating to you throughout 2011.